Exhibit 99.2

Compensation Committee Charter

Purpose

The primary purpose of the Compensation Committee is: (i) to assist the Board in discharging its responsibilities in respect of compensation of the Company's Executive Officers; and (ii) to produce an annual report for inclusion in the Company's proxy statement on executive compensation.

Organization

The Compensation Committee shall consist of three or more Directors, each of whom shall satisfy the applicable independence requirements of The New York Stock Exchange and any other regulatory requirements.

Committee members shall be elected by the Board at the organizational meeting of the Board of Directors; members shall serve until their successors shall be duly elected and qualified. The Committee's Chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairperson by vote of a majority of the full Committee.

The Committee may form and delegate authority to subcommittees when appropriate

Structure and Meetings

The Chairperson of the Compensation Committee will preside at each meeting of the Committee and, in consultation with the other members of the Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Chairperson will ensure that the agenda for each meeting is circulated in advance of the meeting.

Goals and Responsibilities

The Compensation Committee shall have the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

With respect to the independent auditors:

1.
Develop guidelines and review the compensation and performance of Officers of the Company, review and approve corporate goals relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer's performance in light of these goals and objectives, set the Chief Executive Officer's compensation based on this evaluation, and produce an annual report on executive compensation for inclusion in the Company's proxy statement, in accordance with applicable rules and regulations;

2.
Make recommendations to the Board with respect to incentive-compensation plans and equity-based plans, and establish criteria for the granting of options to the Company's Officers and other employees and review and approve the granting of options in accordance with such criteria;

3.	Develop plans for managerial succession of the Company;

4.	Review major organizational and staffing matters;

5.	Review Director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to Board with equity ownership in the Company encouraged;

6.	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval; and

7.	Perform any other activities consistent with this Charter, the Company's By-laws and governing law as the Committee or the Board deem appropriate.

Performance Evaluation

The Compensation Committee shall conduct an annual performance evaluation of itself.

Committee Resources

The Compensation Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors. The Committee shall determine the extent of funding necessary for the payment of compensation to any consultant retained to advise the Committee.